Exhibit 99.1
FOR IMMEDIATE RELEASE

BOB CHAPEK ELECTED TO THE WALT DISNEY COMPANY BOARD OF DIRECTORS

BURBANK, Calif., April 15, 2020 — The Walt Disney Company (NYSE: DIS) Board of Directors has elected Disney Chief Executive Officer Bob Chapek to the Board.

“Bob Chapek has demonstrated remarkable leadership in the face of unprecedented challenges that were unimaginable when he became CEO just seven weeks ago, and we’ve watched him navigate this very complex situation with decisiveness and compassion. We are pleased to add Bob to the Board, as we stated we would when he was named CEO,” said Susan Arnold, independent Lead Director of the Disney Board, and Robert A. Iger, Executive Chairman and Chairman of the Board.

Prior to becoming CEO, Mr. Chapek served as Chairman of Disney Parks, Experiences and Products. During his tenure at Parks, Mr. Chapek oversaw the opening of Disney’s first theme park and resort in mainland China, Shanghai Disney Resort, and the addition of numerous guest offerings across Disney’s six resort destinations in the U.S., Europe and Asia, including the creation of the new Star Wars: Galaxy’s Edge lands at Disneyland and Walt Disney World. From 2011 to 2015, Mr. Chapek was President of the former Disney Consumer Products segment, where he drove a technology-led transformation of the business. He also served as President of Distribution for The Walt Disney Studios, and was President of Walt Disney Studios Home Entertainment, where he spearheaded the successful “vault strategy” for the Company’s iconic films.

Before joining Disney in 1993, Mr. Chapek worked in brand management at H.J. Heinz Company and in advertising at J. Walter Thompson. He earned a B.S. in Microbiology at Indiana University Bloomington and an MBA from Michigan State University.

Contact:

Zenia Mucha
Corporate Communications
(818) 560-5300